Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-57301 on Form S-3 and No. 333-116799, 333-59433, 33-42008, 333-105397, 333-105398, 33-14696, 333-52140, 333-65332 and 333-103556 on Form S-8, of our reports dated March 1, 2006, relating to the consolidated financial statements and consolidated financial statement schedule of Georgia Gulf Corporation and management’s report of the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Georgia Gulf Corporation for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
March 1, 2006